EXHIBIT 21
                                                                  ----------

                                 SUBSIDIARIES

Beck Evaluation and Testing Associates, Inc.         New York corporation

Assessment and Evaluation Concepts, Inc.             Massachusetts corporation

Questar Educational Systems, Inc.                    Minnesota corporation